Exhibit 99

           ADVANCED MARKETING SERVICES REPORTS FIRST QUARTER RESULTS

          REAFFIRMS FULL YEAR EPS GUIDANCE IN THE $0.90 TO $1.05 RANGE


SAN DIEGO, CALIFORNIA, JULY 23, 2003 / PR NEWSWIRE / - Advanced Marketing Services, Inc. (NYSE: MKT), a leading global provider of customized services to book retailers and publishers, today announced that revenues for the first quarter of fiscal 2004 totaled $256.6 million, an increase of 34 percent from the $191.9 million reported for the first quarter of the previous year. During the quarter ended June 28, 2003, net income was $1.9 million, or $0.10 per diluted share, down from the $2.4 million, or $0.12 per diluted share, reported a year earlier.

"Domestically we exceeded our sales expectations for HARRY POTTER AND THE ORDER OF THE PHOENIX and benefited from the `halo' effect of increased sales in other categories that we had predicted based on our analysis of sales during the weeks subsequent to the release of the last Harry Potter book in July of 2000," said Michael M. Nicita, president and chief executive officer. "Our 25 percent equity ownership in Raincoast books, the exclusive publisher and distributor of the Harry Potter series in Canada, also contributed to our performance for the quarter. That performance is consistent with our current annual earnings guidance. In addition, PGW sales for the period were $29.6 million versus $27.8 million reported for the same period last year."

AMS's overall gross profit as a percentage of net sales during the first quarter was 13.4 percent, down from 15.3 percent in the first quarter of fiscal 2002. Gross profit percent on the U.S. core wholesale business decreased, primarily due to the lower margin on Harry Potter sales and, to a lesser extent, on higher margin customer returns.

"In the first quarter of fiscal 2004, our worldwide book return rate was 23 percent, down from 24 percent last year. The decrease was a by-product of strong domestic sales," Nicita added.

Distribution and administrative expenses as a percentage of net sales decreased to 12.8 percent from 13.5 percent for the comparable quarter in fiscal 2002. The percentage decrease resulted from the increase in net sales for the quarter partially offset by increases in payroll, distribution center labor and freight, and depreciation. Spending for the last phase of the Company's systems implementation was in line with expectations.

"We synchronized the U.K., Australia and Singapore in the fourth quarter of Fiscal 2003, and have synchronized The Templar Company, plc and Raincoast Books in this quarter, having the effect of adding one month of additional equity ownership in income," added Nicita.

First  quarter  results were  positively  impacted by a 10%  effective  tax rate
primarily  due  to  the  following   factors  related  to  those   international
subsidiaries and affiliates:

   o $875,000 in non-taxable equity in income from our affiliates, Raincoast Books and The Templar Company, plc. This is recognized after local country tax and not included in the tax rate calculation.

   o Reversal of the valuation allowance related to our U.K. subsidiary as a result of evaluation and confirmation of the recoverability of a portion of the deferred tax asset.

The international component of the Company's diversification strategy continues to reap benefits in that it has allowed AMS to post significant earnings in addition to its domestic activities.

"We are on schedule to complete during our second quarter the final stage of the systems implementation we began over three years ago," said Charles C. Tillinghast, chairman of the board. "We intend to begin to drive costs out of our processes over the next eighteen months, with the overall goal of positioning AMS to continue to deliver solid future earnings results for our shareholders.

"We remain confident that we will attain our previously announced earnings per share guidance for the full fiscal year of 2004, which is in the range of $0.90 to $1.05 per fully diluted share; however, we would like to remind everyone that a gradual decrease of certain cost areas throughout fiscal year 2004 will have the disproportional effect of weighting year-over-year profit growth to the second half of fiscal year 2004," Tillinghast added.

CONFERENCE CALL

Advanced Marketing Services' management will host a conference call to discuss the operating results for the first quarter ended June 28, 2003, at 11:30 a.m. (Eastern Daylight Time) on July 23, 2003. All shareholders and other interested persons are encouraged to participate. The conference call may be accessed by dialing 973-321-1030 ("listen only" mode) just prior to the scheduled start time. A replay of the call will be available within two hours following the conference call, through midnight July 28, 2003, by dialing 973-341-3080 (Pin
Number: 3712229). The conference call may also be accessed on a "live" or replay basis through the Advanced Marketing Services' Web site, WWW.ADVMKT.COM.

ABOUT ADVANCED MARKETING SERVICES, INC.

Headquartered in San Diego, California, Advanced Marketing Services (AMS) is a leading global provider of customized wholesaling, distribution and custom publishing services to the book industry. The Company provides a full range of value-added services that provide AMS's customers with book buying advice and expert supply chain management, including advertising and promotional support, to ensure the success of their book programs. AMS' proprietary Vendor Managed Inventory (VMI) software is a unique tool that allows its book specialists to efficiently and effectively manage global book distribution systems for the benefit of its warehouse clubs and bookstore customers. AMS has extensive operations in the U.S., Canada, Mexico, Singapore, the United Kingdom and Australia and employs approximately 1,700 people worldwide.

Recent press releases on Advanced Marketing Services, Inc. are available on both the Company's Website, WWW.ADVMKT.COM, and on PR Newswire, WWW.PRNEWSWIRE.COM.

Forward-looking statements in this news release are made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking statements that involve risks and uncertainties. Certain important factors could cause results to differ materially from those anticipated by the forward-looking statements including factors discussed from time to time in reports filed by the Company with the Securities and Exchange Commission.

FOR FURTHER INFORMATION:

INVESTOR RELATIONS:                     MEDIA CONTACTS:
Chuck Williams                          The McQuerter Group
Director of Investor Relations          Greg McQuerter or Tina Wilmott
Advanced Marketing Services, Inc.       (858) 450-0030 x140
(858) 450-3545                          TWILMOTT@MCQUERTER.COM
CHUCKW@ADVMKT.COM HTTP:///

                       ADVANCED MARKETING SERVICES, INC.
                         COMPARATIVE FINANCIAL RESULTS
           (Unaudited - amounts in thousands, except per share data)


CONDENSED STATEMENTS OF OPERATIONS                     Three Months Ended
                                                    June 28,          June 29,
                                                      2003              2002
                                                  ------------      ------------
NET SALES                                         $  256,638        $  191,855
 Cost of Goods Sold                                  222,239           162,463
                                                  ------------      ------------
  GROSS PROFIT                                        34,399            29,392
 Distribution and Administrative Expenses             32,899            25,806
                                                  ------------      ------------
  INCOME FROM OPERATIONS                               1,500             3,586
 Other Income, Net                                       591               346
                                                  ------------      ------------
  INCOME BEFORE PROVISION FOR INCOME TAXES             2,091             3,932
 Income Tax Provision                                    203             1,543
                                                  ------------      ------------
  NET INCOME                                      $    1,888        $    2,389
                                                  ============      ============

  NET INCOME/(LOSS) PER SHARE (diluted)           $     0.10        $     0.12
                                                  ============      ============
  SHARES USED IN CALCULATION                          19,402            20,182




CONDENSED BALANCE SHEETS                            June 28,          June 29,
                                                      2003              2002
                                                  ------------      ------------
ASSETS
 Cash and Short-term Investments                  $   10,001        $   13,544
 Accounts Receivable, Net                            196,343           155,849
 Inventories                                         176,717           143,292
 Other Current Assets                                 10,372            10,763
                                                  ------------      ------------
 Total Current Assets                                393,433           323,448

 Property and Equipment, Net                          33,988            33,788
 Goodwill and Other Assets                            56,652            52,284
                                                  ------------      ------------
  TOTAL ASSETS                                    $  484,073        $  409,520
                                                  ============      ============

LIABILITIES AND STOCKHOLDERS' EQUITY
 Line of Credit                                   $   22,000        $   23,000
 Accounts Payable                                    295,464           230,799
 Accrued Liabilities                                  20,345            20,075
 Income Taxes Payable                                    824             1,170
 Stockholders' Equity                                145,440           134,476
                                                  ------------      ------------
  TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY      $  484,073        $  409,520
                                                  ============      ============